Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-213610) and Form S-1 (No. 333-239661) of the report dated March 25, 2021 included in this Annual Report on Form 10-K of Panbela Therapeutics, Inc. and Subsidiary (formerly Sun BioPharma, Inc.) (the “Company”), relating to the consolidated financial statements of the Company for the years ended December 31, 2020 and 2019 (collectively referred to as, “Audit Report on 2020 Form 10-K”) and to the reference of our firm under the caption “Experts” in the Registration Statement on Form S-1 and related prospectus of Panbela Therapeutics, Inc. and Subsidiary and inclusion therein of the Audit Report on the 2020 Form 10-K filed March 25, 2021 with the Securities Exchange Commission.

/s/ Cherry Bekaert LLP

Tampa, Florida

March 25, 2021